EX99.28(h)(4)

Form of 1st Amended and Restated Appendix A
to the
THIRD AMENDED AND RESTATED
OPERATING EXPENSES LIMITATION AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
ADVISORS ASSET MANAGEMENT, INC.

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date

AAM/Bahl & Gaynor Income Growth Fund
Class A	1.23%	12/30/2016
Class T	1.23%	03/31/2017
Class C	1.98%	12/30/2016
Class I	0.98%	12/30/2016

AAM Select Income Fund
Class A	0.99%	12/30/2016
Class T	0.99%	03/31/2017
Class C	1.74%	12/30/2016
Class I	0.74%	12/30/2016

AAM/HIMCO Short Duration Fund
Class A	0.84%	12/30/2016
Class T	0.84%	04/03/2017
Class C	1.59%	12/30/2016
Class I	0.59%	12/30/2016

Amended and approved by the Board on ________________, 2017.
Agreed and accepted this ____ day of ____________, 2017.

INVESTMENT MANAGERS SERIES TRUST	ADVISORS ASSET MANAGEMENT, INC.

By:	By:
Print Name:	Print Name:
Title:	Title: